Exhibit 10.4

FANNIE MAE
RESTRICTED STOCK AWARD
Award Document

This grant of Restricted Stock from Fannie Mae (the “Award”) is made to you as an Eligible Employee (the “Awardee”) effective as of the date of grant set forth in the grant detail available for you to view on the UBS website.

1. Grant of Stock. Pursuant to the provisions of the Fannie Mae Stock Compensation Plan of 2003 (the “Plan”), Fannie Mae hereby grants to the Awardee, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth in this Award Document, restricted shares of Common Stock of Fannie Mae (the “Restricted Stock”) as set forth in the grant detail found on the “Restricted” page under the “Grants/Awards/Units” tab on the UBS website.

2. Definitions. Unless provided otherwise herein, all defined terms are written with initial capital letters and shall have the meaning stated in the Plan.

3. Terms and Conditions. By accepting the Award, the Awardee agrees that the Award is subject to the following terms and conditions:

(a) Pre-Vesting Limitations. The Restricted Stock, the right to vote the Restricted Stock, and the right to receive dividends or other distributions with respect to the Restricted Stock may not, except in accordance with Plan provisions, be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions have lapsed. Fannie Mae reserves the right to impose similar restrictions on any cash or property distributed with respect to any shares of Restricted Stock. Restrictions shall lapse in accordance with the vesting schedule set forth in the grant detail or, if earlier, (i) upon the Awardee’s Total Disability or death or at such earlier time and in such circumstances, if any, as may be determined under the Plan (including, without limitation, pursuant to Section 4.2(d) of the Plan if applicable).

(b) Treatment of Restricted Stock Upon Termination of Employment. Unless otherwise provided by the Committee, all shares of Restricted Stock as to which the restrictions have not lapsed in accordance with the provisions hereof shall be immediately forfeited upon the termination of employment of the Awardee. Forfeited shares of Restricted Stock shall be automatically transferred to Fannie Mae without payment of any consideration by Fannie Mae and without any required consent or other action by the Awardee, and all rights of Awardee with respect to such shares of Restricted Stock shall thereupon cease.

(c) Shareholder Rights. The Awardee shall be entitled to voting rights and the right to any dividends or other distributions with respect to the shares of Restricted Stock held by the Awardee, regardless of whether such shares are vested or unvested, provided that such rights shall terminate immediately as to any Restricted Stock that is forfeited. Dividends and other distributions paid on unvested shares of Restricted Stock may be taxable to the Awardee as additional compensation.

(d) Payment of Taxes. This Award is conditioned upon prompt and timely payment by the Awardee to Fannie Mae of any and all taxes required to be withheld by Fannie Mae with respect to the grant or with respect to the vesting of the Restricted Stock. The Awardee shall pay such taxes as follows: (i) if the withholding obligation arises in connection with the vesting of any shares of Restricted Stock, by electing to have a portion of such shares with a value equal to the required withholding transferred to Fannie Mae, or (ii) by the delivery of a check in form satisfactory to the plan administrator, or (iii) by wire transfer. Fannie Mae’s obligation to release unencumbered shares of Common Stock upon the lapse of restrictions on any Restricted Stock shall be subject to the satisfaction by the Awardee of these obligations.

(e) Award Confers No Rights with Respect to Continuance of Employment. This Award shall not confer upon the Awardee any right with respect to continued employment by Fannie Mae, nor shall it interfere in any way with the right of Fannie Mae to terminate the Awardee’s employment at any time.

(f) Compliance with Law and Regulations. This Award and the obligation of Fannie Mae to release unencumbered shares hereunder shall be subject to applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

4. Awardee Bound by Plan and Administrator’s Records. Awardee is bound by all the terms and provisions of the Plan and the records of the Plan’s administrator (including any third-party recordkeeper). In the event of a conflict between the Award Document and the terms of the Plan or the records of the Plan’s administrator, the terms of the Plan and records of the Plan’s administrator shall control.

5. Legends. Prior to the lapse of the restrictions on the Restricted Stock, Fannie Mae or its designee shall hold the Restricted Stock in book entry or certificate form and any certificates shall contain the following legend:

“The shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in the Fannie Mae Stock Compensation Plan of 2003 and the Restricted Stock Award Document. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and this Award Document, a copy of each of which is on file in the office of the Department of Human Resources of Fannie Mae.”